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                                                                     EXHIBIT 5.1

                                 Andrews & Kurth
                          Mayor, Day & Caldwell L.L.P.
                             600 Travis, Suite 4200
                              Houston, Texas 77002




                                  July 15, 2002


Board of Directors
Valero GP, LLC
Valero GP, Inc.
One Valero Place
San Antonio,  Texas 78212

Ladies and Gentlemen:

         We have acted as special counsel to Valero Logistics Operations, L.P. (the "Partnership"), a Delaware limited partnership and a 100%-owned direct and indirect subsidiary of Valero L.P., a Delaware limited partnership ("the Guarantor"), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement on Form S-3 filed by the Guarantor and the Partnership with the Commission on June 6, 2002 (the "Registration Statement"), for the purpose of registering under the Act, among other securities, senior debt securities of the Partnership and the related guarantees of such senior debt securities by the Guarantor; and (ii) the preparation of a prospectus supplement dated July 10, 2002 (the "Prospectus Supplement") in connection with the issuance of $100,000,000 aggregate principal amount of 6 7/8% Senior Notes Due 2012 of the Partnership (the "Senior Notes") to be issued under an Indenture dated as of July 15, 2002, among the Partnership, the Guarantor and The Bank of New York, as trustee, as amended and supplemented by the First Supplemental Indenture thereto, dated as of July 15, 2002 (as so amended and supplemented, the "Indenture"). The Senior Notes will be fully and unconditionally guaranteed pursuant to the guarantees by the Guarantor contained in the Indenture (the "Guarantees") and are being offered, issued and sold (together with the Guarantees) in an underwritten public offering pursuant to an underwriting agreement dated July 10, 2002 (the "Underwriting Agreement") between the Partnership, the Guarantor, Valero GP, Inc., Valero GP, LLC, Riverwalk Logistics, L.P. (the "Partnership Parties") and the underwriters named therein.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, including the form of prospectus included therein (the "Base Prospectus") and the documents incorporated by reference therein, and the Prospectus Supplement, (ii) each of the Partnership's and the Guarantor's agreement of limited partnership, as applicable, each as amended to date, as well as the governance documents of the other Partnership Parties (iii) the Indenture, (iv) the Underwriting Agreement and (v) the form of Senior Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

         In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the



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Board of Directors
Valero GP, LLC
Valero GP, Inc.
July 15, 2002
Page 2

authenticity of all documents supplied to us as originals, (iv) the conformity to the originals of all documents supplied to us as certified or photostatic or faxed copies, and (v) as to the forms of all documents in respect of which forms were filed with the Commission or incorporated by reference as exhibits to the Registration Statement, the conformity in all material respects of such documents to the forms thereof that we have examined. In conducting our examination, we have assumed that all parties to documents examined by us (other than the Partnership Parties) had the power, corporate, partnership, limited liability company or other, to enter into and perform their respective obligations under such documents and have also assumed the due authorization by all requisite action, corporate, partnership, limited liability company or other, and the due execution and delivery by or on behalf of such parties, of such documents and that, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

         Based upon and subject to the foregoing and subject also to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Senior Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and upon payment of the consideration therefore as provided in the Underwriting Agreement, the Senior Notes and the Guarantees will constitute legal, valid and binding obligations of the Partnership and the Guarantor, respectively, enforceable against the Partnership and the Guarantor in accordance with their terms, except as may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfer or conveyance), reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), including, without limitation (a) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (b) concepts of materiality, reasonableness, good faith and fair dealing, as we express no opinion herein with respect to provisions relating to severability and separability.

         We express no opinion other than as to the federal laws of the United States of America and the laws of the State of New York. We hereby consent to the filing of this opinion as an exhibit to a Current Report of a Form 8-K of the Partnership, the incorporation by reference of this opinion in the Registration Statement and the reference to this firm under the caption "Validity of the notes" in the Prospectus Supplement and under the caption "Validity of the Securities" in the Base Prospectus, which form a part of the Registration Statement. In giving this consent, we do not admit that we are "experts" under the Act or under the rules and regulations of the Commission relating thereto, with respect to any part of the Registration Statement, including this exhibit to the Current Report on Form 8-K. This opinion speaks as of its date, and we undertake no, and hereby disclaim any, duty to advise as to changes of fact or law coming to our attention after the delivery hereof on such date.

                                       Very truly yours,

                                       /s/

                                       Andrews & Kurth
                                       Mayor, Day & Caldwell L.L.P.